Exhibit 99.1

News Release
22 West Washington Street	Telephone: +1 312 696-6000
Chicago	Facsimile: +1 312 696-6009
Illinois 60602

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2012 Financial Results

CHICAGO, Feb. 13, 2013—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its fourth-quarter and full-year 2012 financial results. The company reported consolidated revenue of $170.6 million in the fourth quarter of 2012, a 7.6% increase from $158.6 million in the fourth quarter of 2011. Consolidated operating income was $39.3 million in the fourth quarter of 2012, an increase of 15.0% compared with $34.1 million in the same period a year ago. Net income from continuing operations was $27.8 million, or 58 cents per diluted share, in the fourth quarter of 2012, compared with $28.0 million, or 55 cents per diluted share, in the fourth quarter of 2011.

Excluding acquisitions, divestitures, and foreign currency translations, revenue rose 8.1% in the fourth quarter of 2012. Revenue excluding acquisitions, divestitures, and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

For the year ended Dec. 31, 2012, consolidated revenue was $658.3 million, an increase of 4.3% compared with $631.4 million in 2011. Consolidated operating income was $150.7 million in 2012, an increase of 8.9% compared with $138.4 million in 2011. Net income from continuing operations was $102.9 million, or $2.10 per diluted share, in 2012, compared with $98.4 million, or $1.92 per diluted share, in 2011.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We’re encouraged by the improving trends we saw in the fourth quarter of 2012. Organic revenue rose 8% amid an uncertain market environment. For the full year, organic revenue increased 5%. Morningstar Direct and Morningstar Data were the main drivers of organic growth for the year. We did a good job of controlling expenses, and operating margin was slightly higher year over year. We also returned $277.3 million to shareholders through dividends and stock buybacks, while maintaining our strong balance sheet.”

Mansueto outlined some of the company’s key accomplishments and challenges in 2012:

Accomplishments:

•

We simplified and streamlined our operations and products to focus on our core offerings. We divested several small business lines, migrated some products to Morningstar Direct, and discontinued some print and online publications. We’re closing our offshore data and development center in New Delhi, India and moving the operations to our facility in Mumbai.

•

We made good progress in 2012 toward our goal of transitioning our core research platforms for institutions and advisors to our next-generation software that is more intuitive and easy to use. This will be a multi-year process, but much of the design work is complete, and we’ve begun development. We plan to roll out the first components of this software with Morningstar Direct, our flagship institutional research platform.

•

Our global fund analysts produced qualitative ratings for 3,425 funds, an increase of more than 40% compared with 2011. We launched Analyst Ratings and Global Fund Reports for alternative funds as well as analyst coverage of industry superannuation funds in Australia, ETFs in Hong Kong, and closed-end funds in the UK. Six of our equity research analysts were again named to The Wall Street Journal’s Best on the Street list. Our equity and credit analysts launched municipal bond research.

•	Our equity and market data is gaining traction. Microsoft selected our investment data for the Bing Finance app on Windows 8.
•

The Financial Analysts Journal published Morningstar Investment Management’s paper, “The Liquidity Style of Mutual Funds,” and our researchers wrote a ground-breaking research paper titled “Alpha, Beta, and Now Gamma” that quantifies how much extra retirement income investors can receive by making better financial planning decisions.

•	Morningstar Managed Portfolios had a strong year with assets under management rising more than 50% to $4.7 billion.

Challenges:

•

Firms that offer variable annuities are having tough times, mainly because of record low interest rates and high hedging costs caused by market volatility. As previously announced, our largest client in the Investment Management segment began managing several fund-of-funds portfolios in-house. We recognized $3.8 million in associated revenue in 2012, down from $12.4 million in 2011.

•

The investment industry continues to face challenges as assets flow to passive and fixed-income products. Low interest rates and investor uncertainty also continue to put pressure on margins, and our clients remain cautious about spending. Amid this backdrop, we did a good job of controlling costs, particularly in bonuses, travel, hiring, and advertising.

•	Individual investors are still careful about their investment research spending. Our U.S. Premium Membership subscriptions were 5% lower this year and Internet advertising revenue fell 4%.

International Operations: Revenue from international operations was $50.1 million in the fourth quarter of 2012, an increase of 7.8% from the same period a year ago. Foreign currency translations increased international revenue by $0.3 million. Excluding acquisitions, divestitures, and foreign currency translations, international revenue rose 9.4%.

For the full year, international revenue increased $6.4 million, or 3.5%. Excluding acquisitions, divestitures, and foreign currency translations, international revenue was up 6.5%. International revenue excluding acquisitions, divestitures, and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income: Consolidated operating income was $39.3 million in the fourth quarter of 2012, a 15.0% increase from the same period in 2011. Operating expense rose $6.9 million, or 5.5%, in the fourth quarter of 2012. For the full year, consolidated operating income rose 8.9% to $150.7 million compared with $138.4 million in 2011. Operating expense rose $14.6 million, or 3.0%, in 2012.

The largest factor behind the operating expense increase in the fourth quarter was $3.2 million of additional stock-based compensation expense for accelerated vesting of restricted stock issued to a former executive in the structured credit research unit when Morningstar acquired the business. Salary expense rose about $1.9 million, or 3.3%, in the fourth quarter of 2012, but lower travel and bonus expense partially offset this increase. Morningstar reviews and updates its bonus expense quarterly based primarily on its expectations for full-year operating income versus budget.

Operating margin was 23.0% in the fourth quarter of 2012, up from 21.5% in the same period in 2011. For the full year, operating margin was 22.9%, compared with 21.9% in 2011. Lower bonus expense as a percentage of revenue had a favorable effect on margins of 1.3 percentage points both in the fourth quarter and full year of 2012.

Morningstar had approximately 3,495 employees worldwide as of Dec. 31, 2012, compared with 3,465 as of Dec. 31, 2011.

Non-Operating Income (Expense): In the fourth quarter of 2012, the company sold its investment in Bundle Corporation and recorded a loss of $2.0 million. Morningstar previously accounted for this investment using the cost method.

Effective Tax Rate: Morningstar’s effective tax rate in the fourth quarter of 2012 was 29.2%, compared with 22.4% in the same period in 2011. For the full year, the company’s effective tax rate was 33.9% compared with 30.7% in 2011. The year-over-year increase primarily reflects lower tax credits and incentives in the current year, as well as certain deferred income tax benefits recorded in 2011. In the fourth quarter, these factors were partially offset by lower valuation allowances.

Gain on Sale of Discontinued Operations: Morningstar recorded a gain of $5.2 million, net of tax, on the sale of its investor relations services business and the Morningstar Australasia trade publishing business. The gain increased earnings per share by $0.11 and $0.10 in the quarter and full-year period, respectively.

Free Cash Flow: Morningstar generated free cash flow of $46.5 million in the fourth quarter of 2012, reflecting cash provided by operating activities of $53.7 million and $7.2 million of capital expenditures. Free cash flow declined by $3.5 million compared with the fourth quarter of 2011 as cash provided by operating activities was down $5.0 million and capital expenditures declined $1.5 million.

In 2012, Morningstar generated free cash flow of $116.0 million, reflecting cash provided by operating activities of $146.0 million and capital expenditures of $30.0 million. Cash provided by operating activities in 2012 decreased $19.0 million, primarily reflecting increased working capital needs.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Dec. 31, 2012, Morningstar had cash, cash equivalents, and investments of $321.4 million, compared with $470.2 million as of Dec. 31, 2011. Morningstar expects to make annual bonus payments of approximately $36 million in the first quarter of 2013, compared with $43 million in the first quarter of 2012. In 2012, the company used $251.8 million of cash for its share repurchase program. Of the $500 million authorized under the program, Morningstar has purchased a total of 5.1 million shares for $300.9 million as of Dec. 31, 2012. Morningstar ended 2012 with 46.5 million shares outstanding.

Business Segment Performance

Investment Information Segment: The largest products and services in this segment based on revenue are Morningstar® Data (formerly Licensed Data); Morningstar® Advisor WorkstationSM (including Morningstar Office); Morningstar DirectSM; and Morningstar.com®, including Premium Memberships and Internet advertising sales.

•	Revenue was $139.0 million in the fourth quarter of 2012, up 9.8% from $126.6 million in the fourth quarter of 2011.

•	Morningstar Direct, Morningstar Data, and Structured Credit Ratings were the major contributors to organic revenue growth. Licenses for Morningstar Direct rose 21.0% to 7,435.

•

Operating income was $40.1 million in the fourth quarter of 2012, compared with $30.7 million in the same period in 2011. Operating expense in this segment rose $3.0 million, or 3.1%, primarily because of the accelerated vesting of restricted stock for a former executive.

•

Operating margin was 28.8% in the fourth quarter of 2012 versus 24.2% in the prior-year period. The margin increase reflects lower bonus, salary, and commission expense as a percentage of revenue, partially offset by higher stock-based compensation expense as a percentage of revenue.

Investment Management Segment: The largest products in this segment based on revenue are Investment Advisory Services (formerly Investment Consulting); Retirement Solutions, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•

Revenue was $31.7 million in the fourth quarter of 2012, a 1.0% decrease from $32.0 million in the same period in 2011. The main reason for the revenue decline was the previously announced loss of business from a large client in the Investment Management segment that began managing several fund-of-funds portfolios in-house in April 2012. The loss of revenue from this client was partially offset by higher revenue for Morningstar Managed Portfolios and Retirement Solutions. The variable annuity industry, which accounted for approximately 10% of Investment Management segment revenue in the fourth quarter of 2012, continues to face challenges. Accordingly, Morningstar expects that there will be further pressure on revenue from clients in this area.

•

Assets under advisement and management for Investment Advisory Services were $94.3 billion as of Dec. 31, 2012, compared with $137.5 billion as of Dec. 31, 2011. Assets now managed in-house by the client described above represented $11.8 billion, or 8.6%, of the company’s Investment Advisory Services assets under advisement and management as of Dec. 31, 2011. In addition, a change in the scope of services the company provides to an existing client lowered assets under advisement by $42.9 billion. Excluding these effects, assets under advisement and management rose 8.3%, primarily reflecting asset inflows and market performance.

•

Assets under management and advisement for Retirement Solutions were $47.2 billion as of Dec. 31, 2012, versus $37.4 billion as of Dec. 31, 2011. Assets under management and advisement for Morningstar Managed Portfolios were $4.7 billion as of Dec. 31, 2012, compared with $3.1 billion as of Dec. 31, 2011.

•

Operating income was $15.5 million in the fourth quarter of 2012, a decrease of 3.3% compared with the fourth quarter of 2011. Operating expense in the segment was $16.1 million, an increase of $0.2 million, or 1.3%. Operating margin was 49.0% in the fourth quarter of 2012 versus 50.2% in the prior-year period.

Intangible Amortization and Corporate Depreciation Expense: Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Intangible amortization, which represents the majority of the expense in this category, was $6.0 million in the fourth quarter of 2012, a decrease of $1.3 million compared with the same period in 2011. Corporate depreciation expense was $3.0 million in the fourth quarter, an increase of $1.2 million compared with the same period in 2011.

Corporate Unallocated: This category includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. It also includes capitalization of internal product development costs. Costs in this category were $7.3 million in the fourth quarter, an increase of $3.8 million, or 108.3%. Higher bonus expense in the fourth quarter of 2012 contributed to the increase. The company capitalized $2.5 million of operating expense in the quarter for software development, compared with $2.7 million in the fourth quarter of 2011.

Annual Meeting

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. on Tuesday, May 14, 2013, at its corporate headquarters at 22 W. Washington Street in Chicago. If you are interested in attending, please send an email to investors@morningstar.com.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an email to investors@morningstar.com or write to Morningstar at:

Morningstar, Inc.

Investor Relations

22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 416,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 9 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has approximately $149 billion in assets under advisement and management as of Dec. 31, 2012. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; liability related to the storage of personal information about our users; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission: free cash flow, consolidated revenue excluding acquisitions, divestitures, and foreign currency translations (organic revenue), and international revenue excluding acquisitions, divestitures, and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions, divestitures, and foreign currency translations (organic revenue) and international revenue excluding acquisitions, divestitures, and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined, “or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

###

©2013 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31				Year ended December 31
(in thousands, except per share amounts)	2012	2011	change		2012	2011	change

Revenue	$170,609	$158,571	7.6%		$658,288	$631,400	4.3%
Operating expense(1):
Cost of goods sold	47,868	48,203	(0.7%	)	195,347	182,132	7.3%
Development	12,772	14,006	(8.8%	)	51,436	53,157	(3.2%	)
Sales and marketing	27,453	26,197	4.8%		108,884	106,699	2.0%
General and administrative	31,767	24,829	27.9%		108,857	108,084	0.7%
Depreciation and amortization	11,480	11,201	2.5%		43,096	42,913	0.4%
Total operating expense	131,340	124,436	5.5%		507,620	492,985	3.0%
Operating income	39,269	34,135	15.0%		150,668	138,415	8.9%
Operating margin	23.0%	21.5%	1.5pp		22.9%	21.9%	1.0pp

Non-operating income (expense), net:
Interest income, net	1,305	1,219	7.1%		5,153	2,361	118.3%
Other income (expense), net	(1,882)	286	NMF		(2,196)	(652)	236.8%
Non-operating income (expense), net	(577)	1,505	NMF		2,957	1,709	73.0%

Income before income taxes and equity in net income of unconsolidated entities	38,692	35,640	8.6%		153,625	140,124	9.6%
Income tax expense	11,437	8,073	41.7%		52,878	43,658	21.1%
Equity in net income of unconsolidated entities	486	451	7.8%		2,027	1,848	9.7%
Consolidated net income from continuing operations	27,741	28,018	(1.0%	)	102,774	98,314	4.5%
Gain on sale of discontinued operations, net of tax	5,188	—	—		5,188	—	—
Consolidated net income	32,929	28,018	17.5%		107,962	98,314	9.8%
Net (income) loss attributable to noncontrolling interests	55	(63)	NMF		117	43	172.1%
Net income attributable to Morningstar, Inc.	$32,984	$27,955	18.0%		$108,079	$98,357	9.9%

Net income per share attributable to Morningstar, Inc.:
Basic
Continuing operations	$0.59	$0.56	5.4%		$2.12	$1.96	8.2%
Discontinued operations	$0.11	$—	—		$0.11	$—	—
Diluted
Continuing operations	$0.58	$0.55	5.5%		$2.10	$1.92	9.4%
Discontinued operations	$0.11	$—	—		$0.10	$—	—
Weighted average common shares outstanding:
Basic	46,913	49,883	(6.0%	)	48,497	50,032	(3.1%	)
Diluted	47,511	50,732	(6.3%	)	49,148	50,988	(3.6%	)

	Three months ended December 31				Year ended December 31
	2012	2011			2012	2011
(1) Includes stock-based compensation expense of:
Cost of goods sold	$1,184	$1,082			$4,488	$4,150
Development	493	498			1,928	2,086
Sales and marketing	504	479			1,937	1,871
General and administrative	5,130	1,801			10,552	7,196
Total stock-based compensation expense	$7,311	$3,860			$18,905	$15,303

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended December 31			Year ended December 31
	2012	2011	change	2012	2011	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	28.1%	30.4%	(2.3)pp	29.7%	28.8%	0.9pp
Development	7.5%	8.8%	(1.3)pp	7.8%	8.4%	(0.6)pp
Sales and marketing	16.1%	16.5%	(0.4)pp	16.5%	16.9%	(0.4)pp
General and administrative	18.6%	15.7%	2.9pp	16.5%	17.1%	(0.6)pp
Depreciation and amortization	6.7%	7.1%	(0.4)pp	6.5%	6.8%	(0.3)pp
Total operating expense(2)	77.0%	78.5%	(1.5)pp	77.1%	78.1%	(1.0)pp
Operating margin	23.0%	21.5%	1.5pp	22.9%	21.9%	1.0pp

	Three months ended December 31			Year ended December 31
	2012	2011	change	2012	2011	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.7%	0.7%	—	0.7%	0.7%	—
Development	0.3%	0.3%	—	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—	0.3%	0.3%	—
General and administrative	3.0%	1.1%	1.9pp	1.6%	1.1%	0.5pp
Total stock-based compensation expense(2)	4.3%	2.4%	1.9pp	2.9%	2.4%	0.5pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
($000)	2012	2011	2012	2011

Operating activities
Consolidated net income	$32,929	$28,018	$107,962	$98,314
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	11,480	11,201	43,096	42,913
Deferred income taxes	5,824	(2,877)	6,316	(4,436)
Stock-based compensation expense	7,311	3,860	18,905	15,303
Equity in net income of unconsolidated entities	(486)	(451)	(2,027)	(1,848)
Excess tax benefits from stock-option exercises and vesting of restricted stock units	(2,203)	(1,904)	(7,210)	(9,525)
Gain on sale of discontinued operations, net of tax	(5,188)	—	(5,188)	—
Loss on sale of cost method investment	2,034	—	2,034	—
Other, net	(174)	(854)	1,158	1,829
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(10,555)	(3,455)	(17,124)	(3,858)
Other assets	3,774	732	223	2,728
Accounts payable and accrued liabilities	5,489	454	1,173	(4,821)
Accrued compensation	11,990	13,418	(8,861)	10,176
Deferred revenue	85	8,960	7,769	9,578
Income taxes - current	(8,425)	1,309	(1,205)	10,751
Deferred rent	116	(46)	407	(1,030)
Other liabilities	(321)	295	(1,432)	(1,098)
Cash provided by operating activities	53,680	58,660	145,996	164,976
Investing activities
Purchases of investments	(10,562)	(84,405)	(145,491)	(383,281)
Proceeds from maturities and sales of investments	43,967	75,357	260,317	297,956
Capital expenditures	(7,163)	(8,633)	(30,039)	(23,322)
Acquisitions, net of cash acquired	—	—	—	300
Proceeds from sale of a business, net	5,734	—	5,734	—
Purchase of equity and cost method investments	—	(2,450)	(10,304)	(2,450)
Other, net	(21)	(845)	(25)	30
Cash provided by (used for) investing activities	31,955	(20,976)	80,192	(110,767)
Financing activities
Proceeds from stock-option exercises, net	2,049	2,072	4,809	8,702
Excess tax benefits from stock-option exercises and vesting of restricted stock units	2,203	1,904	7,210	9,525
Common shares repurchased	(68,115)	(12,146)	(251,813)	(40,672)
Dividends paid	(10,620)	(2,502)	(25,487)	(10,041)
Other, net	123	253	105	(110)
Cash used for financing activities	(74,360)	(10,419)	(265,176)	(32,596)
Effect of exchange rate changes on cash and cash equivalents	433	(1,098)	2,440	(1,352)
Net increase (decrease) in cash and cash equivalents	11,708	26,167	(36,548)	20,261
Cash and cash equivalents—Beginning of period	152,181	174,270	200,437	180,176
Cash and cash equivalents—End of period	$163,889	$200,437	$163,889	$200,437

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended December 31		Year ended December 31
($000)	2012	2011	2012	2011

Cash provided by operating activities	$53,680	$58,660	$145,996	$164,976
Less: Capital expenditures	(7,163)	(8,633)	(30,039)	(23,322)
Free cash flow	$46,517	$50,027	$115,957	$141,654

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31	December 31
($000)	2012	2011

Assets
Current assets:
Cash and cash equivalents	$163,889	$200,437
Investments	157,529	269,755
Accounts receivable, net	114,361	113,312
Deferred tax asset, net	3,741	5,104
Income tax receivable, net	14,267	7,445
Other	20,823	15,980
Total current assets	474,610	612,033

Property, equipment, and capitalized software, net	84,022	68,196
Investments in unconsolidated entities	35,305	27,642
Goodwill	320,845	318,492
Intangible assets, net	116,732	139,809
Other assets	10,438	5,912
Total assets	$1,041,952	$1,172,084

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$43,777	$41,403
Accrued compensation	67,317	73,124
Deferred revenue	146,015	155,494
Other	256	612
Total current liabilities	257,365	270,633

Accrued compensation	8,281	5,724
Deferred tax liability, net	21,583	15,940
Other long-term liabilities	27,828	22,771
Total liabilities	315,057	315,068
Total equity	726,895	857,016
Total liabilities and equity	$1,041,952	$1,172,084

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended December 31				Year ended December 31
($000)	2012	2011	change		2012	2011	change

Revenue
Investment Information	$138,953	$126,590	9.8%		$529,984	$500,909	5.8%
Investment Management	31,656	31,981	(1.0%	)	128,304	130,491	(1.7%	)
Consolidated revenue	$170,609	$158,571	7.6%		$658,288	$631,400	4.3%

Revenue—U.S.	$120,505	$112,075	7.5%		$466,947	$446,470	4.6%
Revenue—International	$50,104	$46,496	7.8%		$191,341	$184,930	3.5%

Revenue—U.S. (percentage of consolidated revenue)	70.6%	70.7%	(0.1)pp		70.9%	70.7%	0.2pp
Revenue—International (percentage of consolidated revenue)	29.4%	29.3%	0.1pp		29.1%	29.3%	(0.2)pp

Operating income (loss)(1)
Investment Information	$40,056	$30,684	30.5%		$150,700	$131,514	14.6%
Investment Management	15,521	16,050	(3.3%	)	61,127	69,649	(12.2%	)
Intangible amortization and corporate depreciation expense	(9,006)	(9,094)	(1.0%	)	(33,674)	(34,659)	(2.8%	)
Corporate unallocated	(7,302)	(3,505)	108.3%		(27,485)	(28,089)	(2.2%	)
Consolidated operating income	$39,269	$34,135	15.0%		$150,668	$138,415	8.9%

Operating margin(1)
Investment Information	28.8%	24.2%	4.6pp		28.4%	26.3%	2.1pp
Investment Management	49.0%	50.2%	(1.2)pp		47.6%	53.4%	(5.8)pp
Consolidated operating margin	23.0%	21.5%	1.5pp		22.9%	21.9%	1.0pp

(1) Includes stock-based compensation expense allocated to each segment.

Top Five Products (Segment)	Revenue	% of
Year Ended December 31, 2012	($000)	Revenue
Morningstar Data (Investment Information)	$150,352	22.8%
Morningstar Advisor Workstation (Investment Information)	84,264	12.8%
Morningtar Direct (Investment Information)	66,236	10.1%
Investment Advisory Services (Investment Management)	66,126	10.0%
Morningstar.com (Investment Information)	53,671	8.2%

Top Five Products (Segment)	Revenue	% of
Year Ended December 31, 2011	($000)	Revenue
Morningstar Data (Investment Information)	$140,594	22.3%
Morningstar Advisor Workstation (Investment Information)	77,882	12.3%
Investment Advisory Services (Investment Management)	71,253	11.3%
Morningstar.com (Investment Information)	56,352	8.9%
Morningtar Direct (Investment Information)	52,481	8.3%

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of December 31
	2012	2011		% change
Our employees
Worldwide headcount (approximate)	3,495	3,465		0.9%
Number of worldwide equity and credit analysts (approximate)	155	140	(1)	10.7%
Number of worldwide fund analysts (approximate)	110	105	(1)	4.8%

Our business
Investment Information
Morningstar.com Premium Membership subscriptions (U.S.)	123,899	130,354		(5.0%	)
Registered users for Morningstar.com (U.S.)	7,521,043	6,891,458		9.1%
U.S. Advisor Workstation and Morningstar Office licenses	162,904	160,287		1.6%
Principia subscriptions	26,807	31,270		(14.3%	)
Morningstar Direct licenses	7,435	6,144		21.0%

Investment Management
Assets under advisement and management (approximate)
Investment Advisory Services	$94.3 bil	$137.5 bil		(31.4%	)
Retirement Solutions	$47.2 bil	$37.4 bil		26.2%
Morningstar Managed Portfolios	$4.7 bil	$3.1 bil	(1)	51.6%
Ibbotson Australia	$3.3 bil	$2.9 bil		13.8%

(1) Revised

	Three months ended December 31		Year ended December 31
($000)	2012	2011	2012	2011
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$38,692	$35,640	$153,625	$140,124
Equity in net income of unconsolidated entities	486	451	2,027	1,848
Net (income) loss attributable to noncontrolling interests	55	(63)	117	43
Total	$39,233	$36,028	$155,769	$142,015
Income tax expense	$11,437	$8,073	$52,878	$43,658
Effective tax rate	29.2%	22.4%	33.9%	30.7%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding divestitures, acquisitions, and foreign currency translations (organic revenue):

	Three months ended December 31			Year ended December 31
($000)	2012	2011	% change	2012	2011	% change

Consolidated revenue	$170,609	$158,571	7.6%	$658,288	$631,400	4.3%
Less: divestitures	—	(1,057)	NMF	—	(1,057)	NMF
Less: acquisitions	—	—	n/a	—	—	n/a
(Favorable) unfavorable impact of foreign currency translations	(292)	—	NMF	4,620	—	NMF
Revenue excluding divestitures and foreign currency translations	$170,317	$157,514	8.1%	$662,908	$630,343	5.2%

Reconciliation from international revenue to international revenue excluding divestitures, acquisitions, and foreign currency translations:

	Three months ended December 31			Year ended December 31
($000)	2012	2011	% change	2012	2011	% change

International revenue	$50,104	$46,496	7.8%	$191,341	$184,930	3.5%
Less: divestitures	—	(982)	NMF	—	(982)	NMF
Less: acquisitions	—	—	n/a	—	—	n/a
(Favorable) unfavorable impact of foreign currency translations	(292)	—	NMF	4,620	—	NMF
International revenue excluding divestitures and foreign currency translations	$49,812	$45,514	9.4%	$195,961	$183,948	6.5%

The following table summarizes the change in operating expense:

	Three months ended December 31			Year ended December 31
($000)	2012	2011	$ change	2012	2011	$ change
Total operating expense	$131,340	$124,436	$6,904	$507,620	$492,985	$14,635

(Favorable) unfavorable impact of foreign currency translations			614			(3,332)
All other changes in operating expense			6,290			17,967
Total			$6,904			$14,635